Exhibit 99.1

May 20, 2010

Encision Reports Fourth Quarter and Fiscal Year 2010 Results

Boulder, Colorado, May 20, 2010 — Encision Inc. (OTCBB: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fourth quarter and fiscal year ended March 31, 2010.

Net sales for the fourth quarter of fiscal year 2010, ended March 31, 2010, totaled $3.19 million, representing a 3.6% increase over net sales of $3.08 million for the prior fiscal year’s fourth quarter. The Company recorded a net loss of $94 thousand or $(0.01) per share for the fourth quarter of fiscal year 2010 compared to net income of $16 thousand or $.00 per share for the fourth quarter of fiscal year 2009. Gross profit margin for the fourth quarter of fiscal year 2010 was 59% as compared to 64% for the fourth quarter of fiscal year 2009. The gross profit margin decrease in the fourth quarter of fiscal year 2010 was the result of an inventory reserve increase of $96 thousand relating to the removal of product from inventory and increased sales of lower gross margin products.

Net sales for the fiscal year ended March 31, 2010 totaled $12.84 million, representing a 0.4% increase over net sales of $12.79 million for the prior fiscal year. The Company recorded net income of $265 thousand or $.04 per share for fiscal year 2010 compared to net income of $160 thousand or $.02 per share for fiscal year 2009. Gross profit margin for fiscal year 2010 was 61.3%, compared to 62.3% for fiscal year 2009 due to the same factors as above.

“Our fourth quarter of fiscal year 2010 was a disappointment to us, especially after achieving a number of profitable quarters previously. During the quarter, we found that, after conducting tests on a product, the product did not meet our standards. This led to our decision to remove selected lots of the product from our and our customers’ inventory, which resulted in a $96 thousand charge,” said Jack Serino, President and CEO of Encision Inc. “Our fiscal year 2010 was a challenge for us and others in the medical device industry. However, I am pleased that in this fiscal year we were able to generate record earnings under a tough economic environment.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:           Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

 Encision Inc.
Condensed Balance Sheets
 (Amounts in thousands)

	March 31, 2010	March 31,2009
ASSETS
Cash and cash equivalents	$114	$85
Accounts receivable, net	1,286	1,264
Inventories, net	2,477	2,505
Prepaid expenses	43	36
Total current assets	3,920	3,890
Equipment, net	1,149	840
Patents, net	266	216
Other assets	24	24
Total assets	$5,359	$4,970
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$684	$745
Accrued compensation	405	406
Other accrued liabilities	277	367
Line of credit	350	191
Total current liabilities	1,716	1,709
Common stock and additional paid-in capital	19,677	19,560
Accumulated (deficit)	(16,034)	(16,299)
Total shareholders’ equity	3,643	3,261
Total liabilities and shareholders’ equity	$5,359	$4,970

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	Three Months Ended		Fiscal Years Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Net sales	$3,186	$3,078	$12,836	$12,789
Cost of sales	1,305	1,108	4,969	4,823
Gross profit	1,881	1,970	7,867	7,966
Operating expenses:
Sales and marketing	1,178	1,279	4,758	5,166
General and administrative	405	374	1,464	1,454
Research and development	392	283	1,339	1,139
Total operating expenses	1,975	1,936	7,561	7,759
Operating income (loss)	(94)	34	306	207
Interest and other income (expense), net	0	(18)	(41)	(47)
Income before provision for income taxes	(94)	16	265	160
Provision for income taxes	––	––	––	––
Net income (loss)	$(94)	$16	$265	$160
Net income per share—basic and diluted	$(0.01)	$0.00	$0.04	$0.02
Basic weighted average number of shares	6,455	6,455	6,455	6,453
Diluted weighted average number of shares	6,455	6,455	6,464	6,453